As Filed With the Securities and Exchange Commission on February 12, 1999
                      Registration Statement No. 333-67189

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  --------------------------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  --------------------------------------------

                     EVANS & SUTHERLAND COMPUTER CORPORATION
             (Exact name of registrant as specified in its charter)

            Utah                                            87-0278175
 (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                       Identification No.)

                                 600 Komas Drive
                           Salt Lake City, Utah 84108
                                 (801) 588-1000
                        (Address, including zip code, and
                     telephone number, including area code,
                         of principal executive offices)
                  --------------------------------------------

                                 John T. Lemley
                             Chief Financial Officer
                     Evans & Sutherland Computer Corporation
                                 600 Komas Drive
                           Salt Lake City, Utah 84108
                                 (801) 588-1000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                  --------------------------------------------

                                   Copies to:
                                  Dawn M. Call
                              Snell & Wilmer L.L.P.
                          111 East Broadway, Suite 900
                           Salt Lake City, Utah 84111
                                 (801) 237-1900
                  --------------------------------------------


Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------- -------------------------- -------------------------- ------------------------ -------------------------
  Title of Each Class of          Amount to be             Proposed Maximum          Proposed Maximum              Amount of
     Securities to be             Registered(2)             Offering Price               Aggregate                Registration
      Registered(1)                                            Per Unit               Offering Price                  Fee
--------------------------- -------------------------- -------------------------- ------------------------ -------------------------
  Common Stock, $.20 par            1,279,870                $ 18.6875(3)              $ 23,917,571(3)               $ 6,649
          value                      115,000                  $17.625(4)                $2,026,875(4)                  $563
                                     Shares
=========================== ========================== ========================== ======================== =========================


(1) This registration statement covers the resale by certain selling shareholders of up to an aggregate of 1,394,870 shares of common stock, $.20 par value, of Evans & Sutherland Computer Corporation ("E&S"), 901,408 shares of which may be acquired by such selling shareholders upon conversion of shares of Class B-1 Preferred Stock into common stock, 378,462 shares of which may be acquired by such selling shareholders upon the exercise of presently outstanding warrants to purchase shares of Class B-1 Preferred Stock and the conversion of such stock into common stock, and 115,000 shares of which may be acquired by such selling shareholders upon the exercise of presently outstanding options to purchase common stock.

(2) In the event of a stock split, stock dividend, or similar transaction involving E&S's common stock, to prevent dilution, the number of shares of E&S's common stock registered shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act of 1933.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the closing price of the common stock on November 5, 1998, as reported on the NASDAQ National Market.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the closing price of the common stock on February 9, 1999, as reported on the NASDAQ National Market.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS

600 Komas Drive
Salt Lake City, Utah  84108
(801) 588-1000
                          1,394,870 SHARES COMMON STOCK



         With this prospectus, the selling shareholders identified in this prospectus or in the accompanying prospectus supplement are offering up to 1,394,870 shares of our common stock.

         The selling shareholders may sell these shares through public or private transactions, on or off the NASDAQ National Market, at prevailing market prices or at privately negotiated prices. The selling shareholders will receive all of the net proceeds from the sale of the shares offered with this prospectus. The selling shareholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of those shares. E&S will not receive any proceeds from the sale of the shares.

                  Before purchasing any of the shares, you should consider very carefully the information presented under the caption "Risk Factors" on page 2 of this prospectus.

         E&S's common stock is traded on the NASDAQ National Market under the symbol "ESCC."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 12, 1999.

                  ============================================

                               1,394,870 Shares of
                                  Common Stock


                               EVANS & SUTHERLAND
                              COMPUTER CORPORATION



                                   PROSPECTUS

                ============================================

       ==================================================================

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of its date.


                         ---------------

                        TABLE OF CONTENTS

                                                             Page

RISK FACTORS.................................................2
THE COMPANY..................................................6
USE OF PROCEEDS..............................................6
SELLING SHAREHOLDER..........................................7
ABOUT THIS PROSPECTUS........................................7
WHERE YOU CAN FIND MORE INFORMATION..........................8
PLAN OF DISTRIBUTION.........................................8
EXPERTS.....................................................10
LEGAL MATTERS...............................................10





==================================================================

                                  RISK FACTORS

         Before making an investment decision, you should carefully consider the risk factors described below. If any of the following risks actually occurs, it could materially adversely affect our business, financial condition, and results of operations. The risks and uncertainties described below are not the only ones we are facing. We may have other risks and uncertainties of which we are not yet aware or which we currently believe are immaterial that may also impair our business operations. As a prospective investor, you should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the shares.


Success Dependent on Competitive Strategy

         Our continued success depends on our ability to compete in an industry that is highly competitive, with rapid technological advances and constantly improving products in both price and performance. As most market areas in which we operate continue to grow, we are experiencing increased competition, and we expect this trend to continue. In recent years, we have been forced to adapt to domestic and worldwide political, economic, and technological developments that have strongly affected our markets. Under our current competitive strategy, we endeavor to remain competitive by growing existing businesses, developing new businesses internally, selectively acquiring businesses, increasing efficiency, improving access to new markets, and reducing costs. Although our executive management team and Board of Directors continue to review and monitor our strategic plans, we have no assurance that we will be able to continue to follow our current strategy or that this strategy will be successful.


Stock Price Volatility Related to Period-to-Period Fluctuations of Earnings

         Our stock price is subject to significant volatility and will likely be adversely affected if revenues or earnings in any quarter fail to meet the investment community's expectations. Our revenues and earnings may fail to meet expectations because they fluctuate and are difficult to predict. Our earnings during 1997 and 1998 fluctuated by as much as 194% from quarter to quarter. One of the reasons we experience such fluctuations is that the largest share of our revenues and earnings is from our core simulation-related businesses, which typically have long delivery cycles and contract lengths. In fact, well over half of each quarter's revenues typically result from orders received in previous quarters. The timing of customer acceptance of certain large-scale commercial or government contracts may affect the timing and amount of revenue that can be recognized; thus, causing our periodic operating results to fluctuate. Our results may further fluctuate if United States and international governments delay or even cancel production on large-scale contracts due to lack of available funding.

         Our earnings may not meet either investor or internal expectations because our budgeted operating expenses are relatively fixed in the short term, in light of expected revenue, and even a small revenue shortfall may cause a period's results to be below expectations. Such a revenue shortfall could arise from any number of factors, including delays in the availability of products, delays from chip suppliers, discontinuance of key components from suppliers, other supply constraints, transit interruptions, and overall economic conditions. Another reason our earnings may not meet expectations is that our gross margins are heavily influenced by mix considerations. These mix considerations include the mix of lower-margin prime contracts versus sub-contracts, the mix of new products and markets versus established products and markets, the mix of high-end products versus low-end products, as well as the mix of configurations within these product categories. Future margins may not duplicate historical margins or growth rates.

Significant Investment in Research and Development

         We have no assurance that our significant investment in research and development will generate future revenues or benefits. We currently make and plan to continue to make a significant investment in research and development. We expect total spending for research and development to increase to approximately $31.5 million or 17% of sales in 1998 as compared to $25.5 million or 16% of sales in 1997. This investment is necessary for us to be able to compete in the graphics simulation industry. Developing new products and software is expensive and often involves a long payback cycle. While we have every reason to believe these investments will be rewarded with revenue-generating products, customer acceptance ultimately dictates the success of development and marketing efforts.


Success Dependent on Ability to Develop, Produce and Transition New Products

         Our continued success depends on our ability to develop, produce and transition technologically complex and innovative products that meet customer needs. We have no assurance that we will be able to successfully continue such development, production and transition.

         The development of new technologies and products is increasingly complex and expensive, which among other risks, increases the risk of product
introduction   delays.   The  introduction  of  a  new  product  requires  close
collaboration and continued technological advancement involving multiple hardware and software design and manufacturing teams within E&S as well as teams at outside suppliers of key components. The failure of any one of these elements could cause our new products to fail to meet specifications or to miss the aggressive timetables that we establish.

         As the variety and complexity of our product families increase, the process of planning and managing production, inventory levels, and delivery schedules also becomes increasingly complex. There is no assurance that acceptance of and demand for our new products will not be affected by delays in this process. Additionally, if we are unable to meet our delivery schedules, we may be subject to the penalties, including liquidated damages, that are included in some of our customer contracts.

         Product transitions are a recurring part of our business. Our short product life cycles require our ability to successfully manage the timely transition from current products to new products. In fact, it is not unusual for us to announce a new product while its predecessor is still in the final stages of its development. Our transition results could be adversely affected by such factors as development delays, late release of products to manufacturing, quality or yield problems experienced by production or suppliers, variations in product costs, delays in customer purchases of existing products in anticipation of the introduction of new products, and excess inventories of older products and components.


Significant Dependence on United States Government Contracts

               In 1997,  29% of our sales were to agencies of the United  States government, either directly or through prime contractors or subcontractors, for which there is intense competition. Accordingly, we have no assurance that we will be able to maintain a significant portion of our sales. These sales are subject to the inherent risks related to government contracts, including uncertainty of economic conditions, changes in government policies and requirements that may reflect rapidly changing military and political developments, and unavailability of funds. These risks also include technological uncertainties and obsolescence, and dependence on annual Congressional appropriation and allotment of funds. In the past, some of our programs have been delayed, curtailed, or terminated. Although we cannot predict such uncertainties, in our opinion there are no spending reductions or funding limitations pending that would impact our contracts.

         Other characteristics of the government contract market that may affect our operating results include the complexity of designs, the difficulty of forecasting costs and schedules when bidding on developmental and highly sophisticated technical work, and the speed with which product lines become obsolete due to technological advances and other factors characteristic of the market. Our earnings may vary materially on some contracts depending upon the types of government long-term contracts undertaken, the costs incurred in their performance, and the achievement of other performance objectives. Furthermore, due to the intense competition for available United States government business, maintaining or expanding government business increasingly requires us to commit additional working capital for long-term programs and additional investments in company-funded research and development.

         Our dependence on government contracts may lead to other perils as well because as a United States government contractor or sub-contractor, our contracts and operations are subject to government oversight. The government may investigate and make inquiries of our business practices and conduct audits of our contract performance and cost accounting. These investigations may lead to claims against E&S. Under United States government procurement regulations and practices, an indictment of a government contractor could result in that contractor being fined and/or suspended for a period of time from eligibility for bidding on, or for award of, new government contracts; a conviction could result in debarment for a specified period of time.


Dependence on Certain Significant Customers

               We currently derive a significant portion of our revenues from a limited number of non-government customers. The loss of any one or more of these customers could have a material adverse effect on our business, financial condition and results of operations. In 1997 we were dependent on three of our customers for approximately 26% of our consolidated revenues. In 1996 we were dependent on the same three customers for approximately 34% of our consolidated revenues. We expect that sales to a limited number of customers will continue to account for a substantial portion of our revenues in the foreseeable future. We have no assurance that revenues from this limited number of customers will continue to reach or exceed historical levels in the future.


Significant Dependence on International Business

         Any reduction of our international business could significantly affect our revenues. Our international business accounted for 59% of our 1997 sales. We expect that international sales will continue to be a significant portion of our overall business in the foreseeable future.

         Our international business experiences many of the same risks our domestic business encounters as well as additional risks such as exposure to currency fluctuations and changes in foreign economic and political environments. Despite our exposure to currency fluctuations, we are not engaged in any hedging activities to offset the risk of exchange rate fluctuations. The current economic crisis affecting the Asian markets is an example of a change in a foreign economic environment that could affect our international business. We are currently unable to estimate the impact this crisis may have on our 1998 revenues. Any similar economic downturns may also decrease the number of orders we receive and our receivable collections.

         Our international transactions frequently involve increased financial and legal risks arising from stringent contractual terms and conditions and widely differing legal systems, customs, and standards in foreign countries. In addition, our international sales often include sales to various foreign government armed forces, with many of the same inherent risks associated with United States government sales identified above.


Failure of Commercial Airline Business

         We have no assurance that our commercial airline business will continue to succeed. Our commercial airline business currently accounts for approximately 15% to 20% of our revenues and is subject to many of the risks related to the commercial simulation market that may adversely affect our business. The following risks are characteristic of the commercial simulation market: uncertainty of economic conditions, dependence upon the strength of the commercial airline industry, air pilot training requirements, competition, timely performance by subcontractors on contracts in which E&S is the prime contractor, and changes in technology.

Failure of New Businesses

         We have no assurance that our new businesses will gain market acceptance or survive the intense competitive pressures of their respective markets. Our new businesses currently account for approximately 12% to 15% of our revenues in the aggregate; however, we project these businesses to grow to approximately 18% to 20% of revenues by 1999. These businesses will not survive and we will not meet our revenue projections if we are unable to (a) develop strong partner relationships with manufacturers of computer chips and personal computers in our desktop graphics business, (b) gain market acceptance of new technology and increase market size and demand in a developing new market in our digital theater business, and (c) gain market acceptance in a developing new market in our digital studio business. Other factors that may also affect the success of our new businesses include technological uncertainties and obsolescence, uncertainty of economic conditions, unavailability of working capital, and other risks inherent in new businesses.


Lack of Return on Investment in Private Finance Initiatives

         We are currently  involved in several  private  finance  initiatives in which we may not recover our investment. A private finance initiative is designed to increase the involvement of the private sector in the provision of services that have traditionally been provided by the public sector. Private finance initiatives require the private sector to use its own capital to invest in assets which then are used to provide a long term service, such as simulation training, to a public sector customer. The number of programs being developed as private finance initiatives is increasing worldwide. We are currently involved in proposals to international military customers where we would be an equity partner of the private finance initiative's prime contractor and program manager. Private finance initiative programs, however, are subject to inherent risks, including the commitment and resulting unavailability of working capital and fixed assets, long cycles in which to receive a return on investment, and termination or default of contracts. These risks also include technological uncertainties and obsolescence, uncertainty of economic conditions, unavailability of funds, and changes in United States and international government policies and requirements that may reflect rapidly changing military and political developments.


Year 2000 Noncompliance

         We have no assurance that all of our internal systems, products and services, and suppliers will be Year 2000 compliant and that the lack of compliance will not significantly impact our operations and financial results including our ability to continue as a going concern. The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that store the year portion of the date as just two digits (e.g. 98 for 1998). Systems using this two-digit approach will not be able to determine whether "00" represents the year 2000 or 1900. The problem, if not corrected, will make those systems fail altogether or, even worse, allow them to generate incorrect calculations causing a disruption of normal operations.

         Although we have created a company-wide Year 2000 team to identify and resolve Year 2000 issues associated with our information and non-information technology systems and our products and services, we have no assurance that we will address all potential problems. There can be no assurance that there will not be a delay in, or increased costs associated with, the implementation of Year 2000 modifications, or that our suppliers will adequately prepare for the Year 2000 issue. It is possible that any such delays, increased costs, or supplier failures could have a material adverse impact on our operations and financial results, by, for example, impacting our ability to deliver products or services to our customers. We are currently developing a contingency plan to cope with our unresolved Year 2000 problems.

         For third-party products that we distribute with our products, we have sought information from the product manufacturers regarding the products' Year 2000 readiness status. We direct customers who use the third-party products to the product manufacturer for detailed Year 2000 status information. On our Year 2000 web site at www.es.com/investor/y2k_corp.html, we provide information regarding which of our products is Year 2000 ready and other general information related to our Year 2000 efforts. We have no assurance that the third-party products will be Year 2000 ready or that a lack of readiness by such third parties will not materially adversely impact our operations and financial results.

Anti-Takeover Effect of State Law

         We are subject to the Utah Control Shares Acquisition Act which provides that any person who acquires 20% or more of the outstanding voting shares of a publicly held Utah corporation will not have voting rights with respect to the acquired shares unless a majority of the disinterested shareholders of the corporation votes to grant such rights. This could deprive shareholders of opportunities to realize takeover premiums for their shares or other advantages that large accumulations of stock would provide because anyone interested in acquiring E&S could only do so with the cooperation of the board.


Forward-Looking Statements and Associated Risks

          This prospectus, including all documents incorporated herein by reference, includes certain "forward-looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act, including, among others, those statements preceded by, followed by or including the words "believes," "expects," "anticipates" or similar expressions.

         These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Our actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors"
discussion, important factors to consider in evaluating such forward-looking statements include risk of product demand, market acceptance, economic conditions, competitive products and pricing, difficulties in product development, commercialization and technology. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events contemplated by the forward-looking statements contained in this prospectus will, in fact, occur.



                                   THE COMPANY

         E&S develops and manufactures hardware and software for visual systems that produce vivid and highly realistic three-dimensional (3-D) graphics and synthetic environments. Our product offerings include a full range of high-performance visual systems for simulation, training and virtual reality applications, as well as graphic accelerator products for personal computer workstations. We are organized into six business units. Each business unit develops and markets its products to a worldwide customer base. These business units can be grouped into two areas: core businesses and new businesses. The core businesses are the simulation-related units where we have an established market presence with significant market share and which represent the majority of E&S's revenues and earnings. The new businesses are in high-growth markets where we have superior technology, which can be directed to new applications. E&S was founded in 1968 and is headquartered in Salt Lake City, Utah. E&S also has offices located in Milpitas, California; Boston, Massachusetts; Dallas, Texas; Orlando, Florida; Beijing, China; Dubai, United Arab Emirates; Horsham, England; and Munich, Germany.



                                 USE OF PROCEEDS

         Other than the price the selling shareholders will pay to exercise their warrants and options, we will not receive any of the proceeds from any sale of shares offered with this prospectus. We will pay the costs of this offering, which are estimated to be $39,212. The selling shareholders are not obligated to exercise their warrants and options, and there can be no assurance that they will choose to exercise all or any of such warrants and options. Our gross proceeds if all of the warrants and options are exercised for cash would be $14,149,438. However, we are unable to predict the exact amount of cash we will receive upon exercise of the warrants and options because the warrants and options have a cashless exercise provision. This provision allows the holder to pay for the warrants or options by reducing the number of shares received upon exercise. We will use any proceeds we receive from the exercise of warrants and options to augment our working capital for general corporate purposes.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as of February 12, 1999, with respect to the selling shareholders. Beneficial ownership after this offering will depend on the number of shares actually sold by the selling shareholders. To our knowledge, the selling shareholders have sole voting and investment power with respect to these securities.

         On July 22, 1998, we issued to Intel Corporation 901,408 shares of E&S's Class B-1 Preferred Stock and a warrant to purchase 378,462 shares of the Class B-1 Preferred Stock at a price per share of $33.28125. Intel paid us $23,999,988 for the 901,408 shares and we used these funds to augment our working capital for general corporate purposes. All of the shares of Class B-1 Preferred Stock may be converted into shares of common stock at any time, initially on a one-for-one basis. This conversion ratio is subject to adjustment if E&S issues common stock or Class B-1 Preferred Stock as a dividend or in a stock split or reduces the outstanding stock in a reverse stock split or stock combination. The conversion ratio may also be adjusted in the event of a reclassification or similar transaction. Once Intel converts the Class B-1 Preferred Stock into shares, it may offer or sell to the general public any or all of the shares with this prospectus. We have entered into an agreement with Intel to accelerate the development of high-end graphics and video subsystems for workstations.

         On October 14, 1998 we granted 40,000 options to purchase shares of common stock to Mr. Christiansen, a former E&S director and current E&S consultant, at an exercise price of $14 per share. All of these options are currently exercisable. On October 25, 1998, we granted 75,000 options to purchase shares of common stock to Mr. Gibbs, an E&S officer, at an exercise price of $13.25 per share. Of these options, 25,000 are currently exercisable, 25,000 will be exercisable on October 25, 1999, and 25,000 will be exercisable on October 25, 2000.


Name of Selling                     Shares of Common Stock             Shares of Common             Shares of Common Stock
Shareholder                        Beneficially Owned Prior         Stock Being Registered         Beneficially Owned After
                                       to the Offering                    For Resale                    the Offering(2)
----------------------------    -------------------------------    --------------------------    ------------------------------
                                  Number         % of Class(1)              Number                 Number         Percent(3)
                                ------------     --------------    --------------------------    ------------    --------------
Intel Corporation                 1,282,128           11.46%               1,279,870                2,258              *
Henry N. Christiansen                40,000            *                      40,000                    0              *
William C. Gibbs                     75,000            *                      75,000                    0              *


         * Represents less than 1% of the total issued and outstanding shares of common stock.

         (1) Includes all common stock beneficially owned by the selling shareholder as a percentage of the 9,910,236 shares of common stock outstanding on February 12, 1999, together with all options, warrants or other securities which the selling shareholder may convert into common stock.

         (2) Assumes that the selling shareholder disposes of all of the shares covered by this prospectus and does not acquire any additional common stock. Assumes no other exercise of options, warrants, conversion rights or additional securities, if any.

         (3) Includes all common stock beneficially owned by the selling shareholder as a percentage of the 11,305,106 shares of common stock outstanding after the offering and exercise of all options and warrants and conversion of securities into common stock.



                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission to register 1,394,870 shares of our common stock, par value $.20. This prospectus does not include all of the information contained in the registration statement and the exhibits to the registration statement. For further information about E&S and the shares, you should read the registration statement and the exhibits to the registration statement. Statements contained in this prospectus concerning documents we have filed with the SEC as exhibits to the registration statement or otherwise are not necessarily complete and, in each instance, you should refer to the actual filed document. Nevertheless, we have provided all material information from the exhibits that is relevant to this prospectus.

         We have not authorized anyone to provide you with any information that is different from the information contained in this prospectus. The selling shareholders are offering to sell and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of the sale of any shares.



                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, Mail Stop 1-2, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at "http://www.es.com" or at the SEC's website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended through the date hereof;

         (2)       Proxy Statement dated April 20, 1998;

         (3)       Quarterly Report on Form 10-Q for the quarter ended March 27,
                   1998;

         (4) Quarterly Report on Form 10-Q for the quarter ended June 26, 1998, as amended through the date hereof;

         (5) Quarterly Report on Form 10-Q for the quarter ended September 25, 1998, as amended through the date hereof;

         (6)       Current Report on Form 8-K dated July 13, 1998; and

         (7) Description of E&S's capital stock contained in its registration statement on Form 8-A filed September 27, 1978, including all amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning John T. Lemley, Chief Financial Officer, at Evans & Sutherland Computer Corporation, 600 Komas Drive, Salt Lake City, Utah 84108, telephone
(801) 588-1000.



                              PLAN OF DISTRIBUTION

         The selling shareholders, their pledgees, donees, transferees, distributees or successors-in-interest may sell any or all of the shares from time to time while the registration statement of which this prospectus is a part remains effective. E&S has agreed that it will use its best efforts to keep the registration statement effective for three years (or a shorter period if all the shares have been sold or disposed of prior to such time).

         The selling shareholders may sell shares on the NASDAQ National Market, in privately negotiated transactions or otherwise, at any price. Shares may be sold by one or more of the following methods, without limitation:

         (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

         (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers,

         (d)   privately negotiated transactions, and

         (e)   a combination of any such methods of sale.

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholder in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders.
Broker-dealers who acquire shares as principal may thereafter resell such shares. The selling shareholders may also sell shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

         In connection with distributions of shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of E&S's common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell E&S's common stock short and deliver shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus. The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus.

         The selling shareholders and any brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation. E&S will pay all expenses of registration (including the fees and expenses of the selling shareholders' counsel) incurred in connection with this offering, but the selling shareholders will pay all underwriting discounts, brokerage commissions and other similar expenses incurred by the selling shareholders. E&S has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including those arising under the Securities Act.

         At the time a particular offer of the shares is made, to the extent required, E&S will distribute a supplement to this prospectus which will identify and set forth the aggregate amount of shares being offered and the terms of the offering.

         Sales of the shares at less than market prices may depress the market price of E&S's common stock. Moreover, generally the selling shareholders are not restricted as to the number of shares that may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time. However, to the extent a selling shareholder is an affiliate of E&S, the selling shareholder would be subject to the volume limitations of Rule 144 under the Securities Act.

         The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling shareholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         To comply with certain states' securities laws, if applicable, the shares may be sold in any such jurisdictions only through registered or licensed brokers or dealers. The shares may not be sold in certain states unless the seller meets the applicable state notice and filing requirements.



                                     EXPERTS

         The financial statements and schedule of Evans & Sutherland Computer Corporation as of December 31, 1997 and December 27, 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



                                  LEGAL MATTERS

         For purposes of this offering, Snell & Wilmer L.L.P., Salt Lake City, Utah, counsel to E&S, is giving its opinion on the validity of the shares.

                                      II-1
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution

         E&S estimates that expenses in connection with the transactions described in this registration statement will be as follows. E&S will pay all expenses incurred with respect to the transactions.


SEC Registration Fee....................................................$ 7,212
Printing Expenses.........................................................1,000
Accounting Fees and Expenses..............................................5,000
Legal Fees and Expenses..................................................25,000
Transfer Agent Fees and Expenses..........................................1,000

         Total.........................................................$ 39,212



ITEM 15.  Indemnification of Directors and Officers

         Section 15-10a-901, et seq., of the Utah Revised Business Corporations Act authorizes a court to award, or a corporation's board of directors to grant, indemnify to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The E&S Bylaws require E&S to indemnify its directors and officers, including circumstances in which indemnification is otherwise discretionary under Utah law. E&S has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Utah law. The indemnification agreements may require E&S, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director and officer insurance, if available on reasonable terms. E&S's Articles of Incorporation provide for indemnification of its directors and officers to the maximum extent permitted by Utah law, and E&S's Bylaws provide for indemnification of its directors, officers, employees and other agents as permitted by Utah law.


ITEM 16.  Exhibits

Exhibit Number                                                       Exhibit

         4.1                 Series B Preferred Stock and Warrant Purchase Agreement dated July 20, 1998, between
                             E&S and Intel, filed with the Form 10-Q for the quarter ended September 25, 1998, incorporated herein by reference
         4.2                 Warrant to Purchase Series B Preferred Stock dated July 22, 1998, between E&S and
                             Intel, filed with the Form 10-Q for the quarter ended September 25, 1998, incorporated herein by reference
         4.3                 Certificate of  Designation,  Preferences and Other
                             Rights  of the Class  B-1  Preferred  Stock of E&S,
                             filed  with the Form  10-Q  for the  quarter  ended
                             September   25,   1998,   incorporated   herein  by
                             reference
         4.4                 Option to purchase shares of E&S common stock dated October 14, 1998 between E&S and
                             Henry Christiansen
         4.5                 Option to purchase shares of E&S common stock dated October 25, 1998 between E&S and
                             William Gibbs
         5.1                 Opinion of Snell & Wilmer, LLP

         23.1                Consent of KPMG LLP
         23.2                Consent of Snell & Wilmer, LLP (included in Exhibit 5.1)
          24                 Power of Attorney (included on signature page of registration statement)


                                                       II-2
ITEM 17.  Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                  (6) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on the 12th day of February, 1999.

                                    EVANS & SUTHERLAND COMPUTER CORPORATION


                                     By: ______/s/_____________________________
                                        Mark C. McBride
                                        Vice President, Corporate Controller and
                                        Corporate Secretary


                  Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacity and on the dates indicated.

           Signature                                     Title                                      Date

                                                                                                    February 12, 1999
           _______*_________________________             Chairman of the Board of Directors
           Stewart Carrell


           _______*________________________              Director and President (Chief Executive    February 12, 1999
                  -
           James R. Oyler                                Officer)


           _______*_________________________             Vice President and Chief Financial         February 12, 1999
                  -
           John T. Lemley                                Officer (Principal Financial Officer)

                                                         Vice President, Corporate Controller and
           _______*__________________________            Corporate Secretary (Principal             February 12, 1999
                  -
           Mark C. McBride                               Accounting Officer)


           _______*__________________________            Director                                   February 12, 1999
           Gerald S. Casilli


           _______*_________________________             Director                                   February 12,1999
           Peter O. Crisp


           _____  *_________________________             Director                                   February 12, 1999
                ---
           Ivan E. Sutherland


           ______ /s/__________________________                                                     February 12, 1999
                 ----
           Mark C. McBride
         * Attorney-in-fact


                                  EXHIBIT INDEX


 Exhibit Number                                               Exhibit
     4.1                     Series B Preferred Stock and Warrant Purchase Agreement dated July 20, 1998, between
                             E&S and the selling shareholder, filed with the Form 10-Q for the quarter ended
                             September 25, 1998, incorporated herein by reference
     4.2                     Warrant to Purchase Series B Preferred Stock dated July 22, 1998, between E&S and the selling shareholder, filed with the Form 10-Q for the quarter ended September 25, 1998, incorporated herein by reference
     4.3                     Certificate of  Designation,  Preferences and Other
                             Rights  of the Class  B-1  Preferred  Stock of E&S,
                             filed  with the Form  10-Q  for the  quarter  ended
                             September   25,   1998,   incorporated   herein  by
                             reference
     4.4                     Option to purchase shares of E&S common stock dated October 14, 1998 between E&S and
                             Henry Christiansen
     4.5                     Option to purchase shares of E&S common stock dated October 25, 1998 between E&S and
                             William Gibbs
     5.1                     Opinion of Snell & Wilmer, LLP
    23.1                     Consent of KPMG LLP
    23.2                     Consent of Snell & Wilmer, LLP (included in Exhibit 5.1)
    24                       Power of Attorney (included on signature page of registration statement)
